Exhibit 99.1

#13-07

News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE FIRST QUARTER 2013 RESULTS EXCEED EXPECTATIONS;
REVENUES UP 13%, OPERATING EARNINGS UP 18%, EPS UP 30%

WELLINGTON, FL, April 22, 2013 – B/E Aerospace, Inc. (NASDAQ: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced first quarter 2013 financial results.

FIRST QUARTER 2013 HIGHLIGHTS VERSUS FIRST QUARTER PRIOR YEAR

●	Revenues of $842.2 million increased 12.7 percent.

●	Operating earnings were $153.6 million, an increase of 18.3 percent, and operating margin of 18.2 percent increased 80 basis points.

●	Net earnings and earnings per diluted share were $89.9 million and $0.87 per share, increases of 30.7 percent and 29.9 percent, respectively.

FIRST QUARTER CONSOLIDATED RESULTS

First quarter 2013 revenues of $842.2 million increased $94.9 million, or 12.7 percent, as compared with the prior year period.

First quarter 2013 operating earnings were $153.6 million, an increase of 18.3 percent, and operating margin of 18.2 percent increased 80 basis points as compared to the prior year period.  The growth in operating earnings and the improvement in operating margin occurred primarily as a result of operating leverage at the higher revenue level and ongoing operational efficiency initiatives.  Operating earnings and operating margin, both adjusted to exclude acquisition, integration and transition (AIT) costs, were $157.7 million and 18.7 percent.

First quarter 2013 net earnings and earnings per diluted share were $89.9 million and $0.87 per share, increases of 30.7 percent and 29.9 percent, respectively, as compared with the prior year period.

Commenting on the Company’s first quarter 2013 performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “Today we reported a strong start to 2013.  Our first quarter 2013 results included record quarterly revenues, bookings, operating earnings, operating margin, net earnings, and EPS. Our revenue growth continues to be driven primarily by the robust new aircraft delivery cycle.  Approximately 61 percent of first quarter revenues was driven by demand for products for new-buy aircraft reflecting both robust new aircraft deliveries and continued softness in aftermarket demand.”

FIRST QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

REVENUES Three Months Ended March 31, ($ in millions)
Segment	2013	2012	% Change
Commercial aircraft	$420.0	$374.7	12.1%
Consumables management	326.7	286.8	13.9%
Business jet	95.5	85.8	11.3%
Total	$842.2	$747.3	12.7%

OPERATING EARNINGS Three Months Ended March 31, ($ in millions)
Segment	2013	2012	% Change
Commercial aircraft	$74.2	$65.5	13.3%
Consumables management	64.8	51.8	25.1%
Business jet	14.6	12.5	16.8%
Total	$153.6	$129.8	18.3%

First quarter 2013 commercial aircraft segment (CAS) revenues increased 12.1 percent while operating earnings of $74.2 million increased 13.3 percent as compared with the prior year period, and operating margin of 17.7 percent expanded 20 basis points, due to operating leverage at the higher revenue level and ongoing operational efficiency initiatives.

First quarter 2013 consumables management segment (CMS) revenues increased 13.9 percent while operating earnings of $64.8 million increased 25.1 percent, and operating margin of 19.8 percent expanded 170 basis points as compared with the prior year period.  Operating margin, adjusted to exclude AIT costs of $4.1 million, was 21.1 percent and expanded 150 basis points as compared with the prior year period similarly adjusted for AIT costs.

First quarter 2013 business jet segment (BJS) revenues increased 11.3 percent while operating earnings of $14.6 million increased 16.8 percent as compared with the prior year period.  Operating margin of 15.3 percent expanded 70 basis points as compared with the prior year period, reflecting the increase in revenues, an improved mix of revenues and ongoing operational efficiency initiatives.

LIQUIDITY AND BALANCE SHEET METRICS

Free cash flow of $22.0 million in the first quarter of 2013 reflects the effects of unusually strong cash collections during the fourth quarter of 2012 (as evidenced by the 146.4 percent free cash flow conversion ratio), capital expenditures of approximately $37 million to support the Company’s record total backlog, both booked and awarded but unbooked, of approximately $8.3 billion, and the timing of various accrued liabilities.  As of March 31, 2013, cash was $532 million, net debt, which represents total long term debt of $1.96 billion less cash, was $1.43 billion and the Company’s net debt-to-net capital ratio was 39 percent.

BOOKINGS/BACKLOG

Bookings during the first quarter of 2013 were a record at approximately $845 million and reflect a book-to-bill ratio of approximately 1 to 1.  Backlog as of March 31, 2013 was approximately $3.8 billion, and total backlog, both booked and awarded but unbooked, was approximately $8.3 billion.

OUTLOOK

Commenting on the Company’s outlook, Mr. Khoury stated, “Our full-year 2013 guidance of approximately $3.45 per diluted share represents an increase of approximately 22 percent as compared to 2012 EPS and is based upon the expectation of strong operating earnings growth driven by margin expansion in each of the Company’s three segments.  Our record total backlog, both booked and awarded but unbooked, of approximately $8.3 billion, our expectation for a 10 percent compound annual growth rate (CAGR) in wide-body aircraft deliveries over the next three years, our expectation of rapidly growing revenues from our supplier furnished equipment (SFE) program deliveries, the expectation for continued growth in global passenger travel, and the attendant increases in capacity all provide a foundation for an acceleration in revenue growth beginning in 2014 and the expectation of a double-digit revenue CAGR over the 2013-2015 time period.”

The Company’s 2013 financial guidance is as follows:

•
The Company expects continued strong bookings in 2013 driven by the robust wide-body aircraft delivery outlook, bookings from prior SFE awarded programs, and a modest recovery in aftermarket demand, and expects to end the year with a book-to-bill ratio in excess of 1 to 1.

•	2013 revenues are expected to be approximately $3.35 billion, and, based on scheduled program deliveries, are expected to be stronger in the second half of the year.

•
The Company expects 2013 EPS of approximately $3.45 per diluted share.  The EPS guidance of $3.45 per diluted share represents an increase of approximately 22 percent as compared with 2012 EPS of $2.83 per diluted share (2012 EPS of $2.83 adjusted to exclude 2012 debt prepayment costs).  The Company’s 2013 earnings per share guidance is inclusive of approximately $20 million of expected 2013 AIT costs.

•	2013 free cash flow conversion ratio is expected to be approximately 70 percent of net earnings, weighted more heavily toward the second half of 2013.

Adjusted operating earnings, adjusted operating margin, CMS adjusted operating earnings, CMS adjusted operating margin, free cash flow and free cash flow conversion ratio are presented in this press release; these are non-GAAP financial measures.  For more information see “Reconciliation of Non-GAAP Financial Measures.”

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (SEC), which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About B/E Aerospace, Inc.

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems.  The Company also provides cabin interior reconfiguration, program management and certification services.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED
	March 31,
	2013	2012

Revenues	$842.2	$747.3
Cost of sales	523.1	463.8
Selling, general and administrative	112.2	107.3
Research, development and engineering	53.3	46.4

Operating earnings	153.6	129.8

Operating earnings, as percentage
of revenues	18.2%	17.4%

Interest expense	30.6	28.4

Earnings before income taxes	123.0	101.4

Income taxes	33.1	32.6

Net earnings	$89.9	$68.8

Net earnings per common share:
Basic	$0.87	$0.67
Diluted	$0.87	$0.67

Weighted average common shares:
Basic	103.1	102.0
Diluted	103.7	102.5

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	March 31,	December 31,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$531.5	$513.7
Accounts receivable	482.7	401.7
Inventories	1,808.5	1,752.9
Deferred income taxes	36.3	42.4
Other current assets	48.7	55.9
Total current assets	2,907.7	2,766.6
Long-term assets	2,338.4	2,339.8
	$5,246.1	$5,106.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$831.2	$760.7
Total long-term liabilities	2,177.3	2,166.8
Total stockholders' equity	2,237.6	2,178.9
	$5,246.1	$5,106.4

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	THREE MONTHS ENDED
	March 31,	March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$89.9	$68.8
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	20.4	17.1
Deferred income taxes	8.4	24.3
Non-cash compensation	6.0	6.3
Provision for doubtful accounts	0.5	1.1
Loss on disposal of property and equipment	0.7	--
Tax benefits realized from prior exercises of employee stock options and restricted stock	(1.9)	(1.5)
Changes in operating assets and liabilities:
Accounts receivable	(88.1)	(65.7)
Inventories	(69.0)	(66.7)
Other current and non-current assets	3.4	(9.8)
Accounts payable and accrued liabilities	88.9	73.8
Net cash provided by operating activities	59.2	47.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(37.2)	(23.3)
Acquisitions, net of cash acquired	-	(402.5)
Net cash used in investing activities	(37.2)	(425.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	--	0.1
Purchase of treasury stock	(0.1)	(0.1)
Tax benefits realized from prior exercises of employee stock options and restricted stock	1.9	1.5
Borrowings on line of credit	--	215.0
Repayments on line of credit	--	(215.0)
Proceeds from long-term debt	--	500.0
Principal payments on long-term debt	(0.1)	(0.1)
Debt origination costs	--	(9.7)
Net cash provided by financing activities	1.7	491.7

Effect of foreign exchange rate changes on cash and cash equivalents	(5.9)	2.7

Net increase in cash and cash equivalents	17.8	116.3
Cash and cash equivalents, beginning of period	513.7	303.5
Cash and cash equivalents, end of period	$531.5	$419.8

B/E AEROSPACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes “adjusted operating earnings,” “adjusted operating margin,” “CMS adjusted operating earnings,” “CMS adjusted operating margin,” “free cash flow,” and “free cash flow conversion ratio,” each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (Exchange Act).

The Company defines “adjusted operating earnings” as operating earnings as reported under GAAP before AIT costs. “Adjusted operating margin” is adjusted operating earnings reflected as a percentage of revenue for the relevant period on a consolidated basis.

The Company defines “CMS adjusted operating earnings” as CMS operating earnings before AIT costs. “CMS adjusted operating margin” is adjusted CMS operating earnings reflected as a percentage of CMS revenue for the relevant period.

The Company uses adjusted operating earnings, adjusted operating margin, CMS adjusted operating earnings, and CMS adjusted operating margin to evaluate and assess the operational strength and performance of the business and of particular segments of the business. The Company believes these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the Company’s actual operating performance unaffected by the AIT costs associated with recent acquisitions. These financial measures should not be viewed as a substitute for, or superior to, operating earnings, in the case of adjusted operating earnings, or net earnings, the most directly comparable GAAP measures, as a measure of the Company’s operating performance.

The Company defines “free cash flow” as net cash flows provided by operating activities less capital expenditures.  The Company uses free cash flow to provide investors with an additional perspective on the Company’s cash flow provided by operating activities after taking into account reinvestments.  Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  The Company defines “free cash flow conversion ratio” as free cash flow expressed as a percentage of the Company’s net earnings.  The Company uses free cash flow conversion ratio to provide investors with a measurement of its ability to convert earnings into free cash flow. These financial measures should not be viewed as a substitute for, or superior to, net cash flows provided by operating activities, the most directly comparable GAAP measure, as a measure of the Company’s liquidity or operating performance.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile adjusted operating earnings, CMS adjusted operating earnings, and free cash flow to the most directly comparable GAAP financial measures:

RECONCILIATION OF OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS (In Millions)

	Three Months Ended
	March 31,
	2013	2012
Operating earnings	$153.6	$129.8
AIT costs	4.1	4.3
Adjusted operating earnings	$157.7	$134.1

RECONCILIATION OF CONSUMABLES MANAGEMENT SEGMENT OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS (In Millions)

	Three Months Ended
	March 31,
	2013	2012
Operating earnings	$64.8	$51.8
AIT costs	4.1	4.3
Adjusted operating earnings	$68.9	$56.1

RECONCILIATION OF NET CASH FLOW PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW
(In Millions)

Three
Months Ended
March 31,
2013

Net cash flow provided by operating activities	$59.2
Capital expenditures	(37.2)
Free cash flow	$22.0